Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-163976

Prospectus Supplement No. 1

(To Prospectus dated January 8, 2010)

42,838,451 shares

TransAtlantic Petroleum Ltd.

Common Shares

This Prospectus Supplement No. 1 supplements and amends the prospectus dated January 8, 2010, referred to herein as the Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 13, 2010, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common shares. These risks are described under the caption “Risk Factors” beginning on page 5 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 13, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2010

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	000-31643	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5910 N. Central Expressway, Suite 1755 Dallas, Texas	75206
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2010, the Board of Directors of TransAtlantic Petroleum Ltd. (the “Company”) appointed Gary T. Mize to the position of Vice President and Chief Operating Officer. From 1994 through November 2009, Mr. Mize, age 57, served as Executive Vice President of Manti Exploration Company, where he was responsible for coordination of all acquisition, exploration, financial, and operational activities. Prior to joining Manti Exploration Company, Mr. Mize was employed by Exxon from 1974 to 1994. At Exxon, Mr. Mize held numerous management positions including Operations Manager – Southeastern Division, Technical Manager – East Texas Division and Planning Manager – Natural Gas Department.

As the Company’s Chief Operating Officer, Mr. Mize will receive a $250,000 base annual salary and a stipend of $5,000 per month for housing in Istanbul, Turkey. The Board of Directors granted Mr. Mize, effective as of January 15, 2010, 75,000 restricted stock units (“RSUs”) under the TransAtlantic Petroleum Corp. 2009 Long Term Incentive Plan. The RSUs are subject to a three year vesting schedule commencing on January 15, 2011. Mr. Mize will also receive an annual award of RSUs valued at $250,000. Mr. Mize will also be eligible to participate in the Company’s 401(k), medical, dental and vision plans. In addition, Mr. Mize is entitled to participate in the TransAtlantic Petroleum Corp. 2009 Long-Term Incentive Plan.

A press release announcing Mr. Mize’s appointment as Chief Operating Officer is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated January 8, 2010 issued by TransAtlantic Petroleum Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2010

TRANSATLANTIC PETROLEUM LTD.

	By:	/S/ JEFFREY S. MECOM
Jeffrey S. Mecom
Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated January 8, 2010 issued by TransAtlantic Petroleum Ltd.

Exhibit 99.1

TransAtlantic Petroleum Ltd.

Appoints Gary Mize as Chief Operating Officer

FOR IMMEDIATE RELEASE

Hamilton, Bermuda (January 8, 2009) – TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE AMEX: TAT) today announced the appointment of Gary Mize as Chief Operating Officer. Mr. Mize, who will work primarily out of our Istanbul office, began his career as an engineer with Exxon in 1974. He worked for Exxon in a multitude of capacities, including as a drilling engineer, completions engineer, reservoir engineer supervisor, production supervisor, operations supervisor, manager of Exxon’s onshore gas production, and finally as the Technical Manager for all engineering and geosciences for the South East division.

After leaving Exxon in 1994, Mr. Mize joined Manti Resources of Corpus Christi, Texas, as Executive Vice President where he remained until late 2009. At Manti, Mr. Mize oversaw the evolution of its business from focusing on exploitation in South Texas to a full cycle exploration. Malone Mitchell, TransAtlantic’s Chairman, said, “I’m thrilled to have Gary join the Company. We have been partners with Manti and Gary for almost 15 years. I have always held Gary’s ability to execute in high regard. At Manti, he and his team excelled at turning ideas and prospects into production both on and offshore. Gary also adds additional operational and technical expertise as we look at optimizing our completion and stimulation methods.”

Mr. Mize added, “From my 35 years in this business I have learned that it’s a rare opportunity to join a company such as TransAtlantic, with its strategic acreage position in many emerging petroleum basins. These assets together with Malone’s track-record and commitment to develop TransAtlantic into an integrated international player will make the next few years very exciting. I believe there is now an extraordinary opportunity to create value in international operations. I look forward to leveraging my entrepreneurial and operations expertise to ensure we effectively execute in the coming years.”

“Gary is coming on board at a great time as we look to execute on the assets and opportunities we have assembled and contemplate,” Mr. Mitchell concluded.

About TransAtlantic

TransAtlantic Petroleum Ltd. is a vertically integrated, international energy company engaged in the acquisition, development, exploration, and production of crude oil and natural gas. The Company holds interests in developed and undeveloped oil and gas properties in Turkey, Morocco, Romania, and California. Additional information about the Company may be obtained by visiting the Company’s website, www.transatlanticpetroleum.com.

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Contact:
Matt McCann, CEO
Phone:	(214) 220-4323
Internet:	http://www.transatlanticpetroleum.com
Address:	5910 N. Central Expressway, Suite 1755
Dallas, Texas 75206

This news release contains statements regarding the borrowing of funds under a credit facility and the filing of documents with government authorities, as well as other expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions which may prove to be incorrect. In addition to other assumptions identified in this news release, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include but are not limited to the continuing ability of the Company to operate effectively internationally, reliance on current oil and gas laws, rules and regulations, volatility of oil and gas prices, fluctuations in currency and interest rates, imprecision of resource estimates, the results of exploration, development and drilling, imprecision in estimates of future production capacity, changes in environmental and other regulations or the interpretation of such regulations, the ability to obtain necessary regulatory approvals, weather and general economic and business conditions.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.